EXHIBIT 10.12
Sybase, Inc. Executive Deferred Compensation Plan
(as amended and restated effective January 1, 2003)
Amendment No. 1
     Sybase, Inc., a Delaware corporation (the “Sybase”), hereby amends the Sybase, Inc. Executive Deferred Compensation Plan, as amended and restated effective January 1, 2003 (the “EDCP”), pursuant to the rights reserved in Section 7.2 thereof, as follows:
     1. Effective January 1, 2005, Article 3 of the EDCP is amended by adding a new Section 3.5 to the end thereof to read as follows:
     3.5 2005 Plan Year.
     (a) Deferral Elections. Notwithstanding anything to the contrary in Article 3 of the Plan, an Eligible Person may elect to make deferral contributions under the Plan for the 2005 Plan Year (and only the 2005 Plan Year) by completing a deferred compensation agreement no later than March 15, 2005; provided, that such election and deferred compensation agreement shall be given effect, only prospectively.
     (b) Cancellation of Elections. Notwithstanding anything to the contrary in Article 3 of the Plan, for the 2005 Plan Year only, subject to IRS Notice 2005-1, a Participant may cancel (in whole or in part) his/her deferral election with respect to Compensation earned for services performed during the 2005 Plan Year; provided, that amounts previously deferred under such canceled deferral election are distributed to the Participant and the Participant includes such amounts as taxable income in the 2005 calendar year (or the year the amounts vest, if later).
     2. Except as otherwise provided in this Amendment No. 1, the EDCP shall remain unmodified.
        IN WITNESS WHEREOF, Sybase has caused this Amendment No. 1 to the EDCP to be executed by its duly authorized officers on this 3rd day of November, 2005.

SYBASE, INC.

By:	/S/ Nita White-Ivy

Name: Nita White-Ivy
Title: VP, WW Human Resources